                                                                     EXHIBIT 9.1

                               VOTING AGREEMENT
                               ----------------

     THIS VOTING AGREEMENT, dated as of January ___, 1999 (this "Agreement"), is made and entered into by and among WebMD, Inc., a Georgia corporation ("WebMD") and each party who has executed a signature page hereto (each a "Shareholder").

                                   Preamble
                                   --------

     The Shareholder is a shareholder of WebMD as set forth on Schedule 1 to
                                                               ----------
this Agreement. The Shareholder is executing this Agreement as an inducement to HBO & Company of Georgia, a Georgia corporation ("HBOC"), to consent to the filing by WebMD of the Designations of Preferences, Limitations and Relative Rights of Series B Preferred Stock in connection with the acquisition by WebMD of Sapient Health Network, Inc. ("SHN") and Direct Medical Knowledge, Inc. ("DMK") and the issuance of shares in connection therewith and in certain other potential private offerings, which issuances by WebMD will benefit such Shareholder.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     1. Representations and Warranties. The Shareholder severally and not jointly represents and warrants to WebMD as follows:

     (a) As of the date hereof, the Shareholder is the record owner of the WebMD capital stock set forth beside his name on Schedule 1 to this Agreement or the
                                           ----------
record holder of shares of capital stock of SHN or DMK that will be converted into the WebMD capital stock set forth beside his name on Schedule 1 to this
                                                          ----------
Agreement upon the closing of the mergers (the "Mergers") of SHN and DMK into a subsidiary of WebMD (in each such case, such Shareholder's "Shares").

     (b) Such Shareholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever that would interfere with the voting of the Shares or the granting of any proxy, except for any such encumbrances or proxies arising hereunder.

     2. Voting Agreement. The Shareholder severally agrees with, and covenants to, WebMD that, during the term of this Agreement, at any meeting of Shareholders of WebMD at which such Shareholder has the right to vote, or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval is sought and such Shareholder has the right to vote, the Shareholder shall vote (or cause to be voted) the Shareholder's Shares in favor of the adoption of the amendment to the Designation of the Preferences, Limitations and Relative Rights of the Series A Preferred Stock of WebMD set forth on Exhibit A hereto (the "Amendment"). Shareholder, as a holder of WebMD
         ---------
capital stock, shall be present in person or by proxy at all meetings of shareholders of WebMD so that all Shares are counted for purposes of determining the presence of a quorum at such meetings.

     3. Covenants. The Shareholder severally agrees with, and covenants to, WebMD that prior to the termination of this Agreement, unless all of the Shareholder's Shares governed hereby continue to be subject to the provisions of this Agreement or another Agreement identical in terms, the Shareholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, or consent to any transfer of), any or all of the Shareholder's Shares or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such Shares or (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares.

     4. Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Shareholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of WebMD, or the acquisition of additional shares of WebMD capital stock or other voting securities of WebMD by any Shareholder, the number of Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of WebMD capital stock or other voting securities of WebMD issued to or acquired by the Shareholder.

     5. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate immediately following the approval by the shareholders of WebMD of the Amendment in accordance with the Georgia Business Corporation Code. In addition, notwithstanding the foregoing, in the event the merger agreement with respect to either of the Mergers is terminated in accordance with its terms without the closing of such merger, this Agreement shall terminate with respect to a holder of the shares of either DMK or SHN that was the subject of such merger agreement.

     6. Shareholder Meeting. WebMD shall call a shareholders' meeting to be held as soon as practicable for the purpose of approving and adopting the Amendment.

     7.  Miscellaneous.

     (a) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

     (b) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (d) Except as provided in Section 4 above, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of WebMD. Any assignment in violation of the foregoing shall be void.

     (e) The Shareholder agrees that irreparable damage would occur and that WebMD would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that WebMD shall be entitled to an injunction or injunctions to prevent breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     (f) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

     (g) HBOC is expressly intended to be a third party beneficiary to this Agreement and this Agreement may not be amended or the provisions hereof waived without HBOC's written consent.



                        [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Voting Agreement as of the day and year first above written.


                                  WEBMD, INC.


                                  By: /s/ Jeffrey T. Arnold
                                     -----------------------------------------
                                  Title: Chief Executive Officer
                                        --------------------------------------



                                  "SHAREHOLDER"


                                  /s/ Each Shareholder Listed on Schedule 1
                                  except K. Robert Draughon and Susan Clymer
                                  --------------------------------------------
                                  [Shareholder Name]

                                  By:_________________________________________
                                  Title (if applicable):______________________

                                  SCHEDULE 1
                                  ----------

Shareholder Name                   Class                 Number of Shares Held
----------------                   -----                 ---------------------
Jeffrey T. Arnold                  Common Stock                 3,000,000
                                   Series D Common                866,666

Finn Partners                      Series B Common              1,400,000
                                   Series D Common                100,000

Lucius E. Burch                    Series C Common              1,000,000

J. Rex Fuqua                       Series D Common                350,000

Fuqua Holdings I, L.P.             Series D Common                150,000

K. Robert Draughon                 Series D Common                 50,000

U. Bertram Ellis, Jr.              Series D Common                200,000

S. Taylor Glover                   Series D Common                509,305

Boland T. Jones                    Series D Common                100,000

Premiere Technologies, Inc.        Series E Common              2,100,000


Eucalyptus, Ltd.                   Series B Preferred             222,079

H&Q Direct Medical Knowledge
Investors, LP                      Series B Preferred             141,832

HealthMagic, Inc.                  Series B Preferred              70,916

P. Ryan Phelan                     Series B Preferred             104,288

Sprout Capital VII, L.P.           Series B Preferred
and affiliates

Asset Management Associates 1996,  Series B Preferred
L.P. and affiliates

James Kean                         Series B Preferred

William J. Kelly                   Series B Preferred

Kristopher Nybakken                Series B Preferred

Susan Clymer                       Series B Preferred

                                                                EXHIBIT A TO
                                                                VOTING AGREEMENT

                 ARTICLES OF AMENDMENT TO AMENDED AND RESTATED
                   ARTICLES OF INCORPORATION OF WEBMD, INC.


     In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the "Code"), WebMD, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

     1.   The name of the Corporation is WebMD, Inc.

     2. The following resolution setting forth amendments to the Corporation's Articles of Incorporation has been duly adopted by the Board of
          Directors:

               RESOLVED, THAT EXHIBIT A TO THE ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION DATED AUGUST 24, 1998 SETTING FORTH THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF THE SERIES A PREFERRED STOCK IS HEREBY AMENDED AS FOLLOWS:

               (A) BY ADDING THE FOLLOWING PROVISIONS TO THE END OF THE FIRST FULL PARAGRAPH OF SECTION (B) THEREOF:

          "A Liquidation shall also be deemed to have occurred upon (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity, or (ii) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation unless the Corporation's shareholders immediately prior to such transaction will, as a result of such sale, conveyance or disposition hold (by virtue of securities issued as consideration for such sale, conveyance or disposition) at least 50% of the voting power of the purchasing entity, or (iii) the effectuation by the Corporation or its shareholders of a transaction or series of related transactions that results in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the Corporation."

               and

               (B) BY ADDING THE FOLLOWING LANGUAGE TO FOLLOW THE LAST "PROVIDED, HOWEVER" CLAUSE IN SECTION (C) THEREOF:

               "; provided, further, that the voting rights described herein with respect to a particular holder shall not become effective until the Corporation and the particular holder of the security shall have made any filings required under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); provided, further, that if filings under the HSR Act are required, then before such voting rights shall become effective, either (1) the parties shall have been granted early termination of the waiting period under the HSR Act, or (2) the applicable waiting period shall have expired without any agency having sought injunctive relief with respect to the effectiveness of such voting rights."

     3. The foregoing resolution containing the amendment was duly adopted on _________, by the Corporation's shareholders in accordance with the provisions of Section 14-2-1003 of the Code.

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by the undersigned duly authorized officer, this ____th day of ________, 1999.

                                   WEBMD, INC.


                                   By:_____________________________________
                                      _____________________________________
                                      _____________________________________


                                      -6-